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Atlas Energy Resources, LLC

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Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy Resources, LLC (“Atlas Energy”) cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements or assumptions regarding whether the proposed merger between Atlas America, Inc. (“Atlas America”) and Atlas Energy will occur, statements about the benefits of such proposed merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; changes in commodity price; the possibility that the proposed merger might not occur; inability to obtain capital needed for operations; the level of indebtedness; changes in government environmental policies; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in either company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including each company’s report on Form 10-K for the year ended December 31, 2008. There can be no assurance that the transactions described in this document will be consummated. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.

Additional Information About the Merger

In connection with the proposed merger between Atlas America and Atlas Energy, Atlas America expects to file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Atlas America and Atlas Energy, which will also constitute a prospectus of Atlas America. Each of Atlas America and Atlas Energy will mail the joint proxy statement/prospectus to their respective equity holders.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Investors may obtain free copies of the joint proxy statement/prospectus when it becomes available, as well as other filings containing information about Atlas America and Atlas Energy, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Atlas America may be obtained free of charge by directing such request to: Investor Relations, Atlas America, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas America’s Investor Relations website at www.atlasamerica.com. The documents filed with the SEC by Atlas Energy Resources may be obtained free of charge by directing such request to: Investor Relations, Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108, (412) 262-2830. These documents may also be obtained for free from Atlas Energy Resource’s Investor Relations website at www.atlasenergyresources.com.

Atlas America, Atlas Energy and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlas America’s directors and executive officers is available in Atlas America’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 8, 2008, and information regarding Atlas Energy’s directors and executive officers is available in Atlas Energy’s proxy statement for its 2008 annual meeting of shareholders, which was filed with the SEC on May 8, 2008. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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| Atlas Energy Resources LLC | ATN | Q1 2009 Earnings Call | May 7, 2009 |
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## MANAGEMENT DISCUSSION SECTION

Atlas Energy Resources LLC (ATN)
Q1 2009 Earnings Call
May 7, 2009

Operator: Good day ladies and gentlemen and welcome to the Q1, 2009 Atlas Energy Resources Earnings Conference Call. My name is Michael and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference. [Operator Instructions]. As a reminder this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Brian Begley, Investor Relations. You may proceed sir.

**Brian J. Begley, Vice President and Director of Investor Relations**

Thank you. Good morning everyone and thanks for joining us for our first quarter 2009 earnings call. Before we begin I like to remind everyone that some of the statements during this call may constitute forward-looking statements that involve known and unknown risks uncertainties, assumptions and other factors. These risks and uncertainties may cause our actual results performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks include but are not limited to the risk that the previously announced merger between Atlas Energy and Atlas Americas is now completed. The risk of the benefits achieved from the merger are not achieved and that other risk identified in our filings with the SEC including those found in our annual report on Form 10-K. These forward-looking statements are made as of today and we undertake no obligation to publicly update or revise them. We also want to note that in connection with the previously announced merger between Atlas America and Atlas Energy, Atlas America intends to file a registration statement on Form S-4 with the SEC which will include to a proxy statement and prospectus of Atlas America and Atlas Energy in connection with the merger. Investors are urged to read the joint proxy statement and prospectus when it becomes available as it will contain important information about the transaction. With that, I'd like to turn the call over to our Chairman and Chief Executive Officer, Ed Cohen.

**Edward E. Cohen, Chairman and Chief Executive Officer**

Hello everyone, well after the cascade of positive news that we've announced in the last 10 days or so. I am afraid this earnings call may seem somewhat anticlimactic but today it does offer a good opportunity to provide both an overview and greater detail. Well just how well everything seems to be coming together for ATN and indirectly for Atlas America, our manager and proposed merger partner. So, Rich, Matt and I will attempt to offer some color as well as many facts on the company's achievements and prospects. First, the quarter's results, for the first three months of 2009, Atlas Energy generated record production of approximately 100.5 million cubic feet gas equivalent per day. As you would expect from our burgeoning Marcellus completions, average net daily production in Appalachia increased approximately 29% over the prior year's first quarter, actually reaching a record 42.3 million cubic feet equivalent.

Adjusted EBITDA was $69.7 million for the first quarter of 2009 down only about 12% from $79 million for the first quarter of 2008, despite a decline of almost 40% in the company's average sales price for natural gas as against the 2008 period. Atlas Energy however was largely but not entirely able to overcome this enormous decline in prices both through increased production and through wise hedging. As a result of previously placed forward sales we actually received $8.09 per Mcf of natural gas, almost equivalent to the 2008 spot price of 8.32 for the first quarter. Of course I should

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note that in the 2008 quarter our actual achieved price was $9.58 per Mcf likewise benefited from skillful forward sales. And Matt Jones our CFO and principal architect of this success will shortly provide more detail on pricing and hedging at present and going forward. But the big new for the quarter of course is the successful initiation of our Marcellus horizontal program.

Now I think that most observers have been aware of Atlas Energy's industry leading position in vertical Marcellus production. That's where we pioneered the two stage frac technique and we now lead the industry with an average initial 24 hour rate of production of 2 million cubic feet equivalent per day for a vertical well. An average buttress by the completion of over 135 vertical Marcellus wells in the last two years or so. Our emerging horizontal prowess however may have surprised those who assume a conflict between horizontal and vertical approaches. In fact we believe skill above [ph] is quite important maximizing Marcellus results.

In Appalachia, lease configurations often do not lend themselves to horizontal drilling. And even where horizontal wells are possible the inherent parameters of placement of horizontal wells almost always leave vacant areas where production can be optimized through skillful interpositioning of additional vertical wells. And a vertical well in our experience best anchors the drilling pad for bevy of horizontal wells and bevies of horizontal wells are what we anticipate on an ongoing basis.

Atlas Energy has now successfully drilled and cased eight horizontal Marcellus Shale wells in Southwestern Pennsylvania since commencing our horizontal drilling program in the fourth quarter of 2008. Three of these wells have been placed into pipeline. We're not just talking about layering but actual placement in the pipeline at an average peak rate of production of approximately 5 million cubic feet of natural gas equivalence over a 24 hour period.

Including our most recent and third Marcellus horizontal well which achieved a peak 24 hour sales rate of 10.1 million cubic feet equivalent, the remaining five wells will be completed and turned into line within the next 120 days or so. During the remainder of 2009, the company plans to turn into line an addition of wells horizontal Marcellus Shale wells and that includes the five horizontal wells already drilled and cased. Although all these wells will be drilled as joint ventures through the Company's drilling programs or within industry partners.

Upon closing of the recently announced merger with Atlas America, Atlas Energy intends to commence horizontal Marcellus Shale well drilling program solely for it's own account. The company intends to drill at least 24 horizontal Marcellus Shale wells for it's own account during 2010.

For the past two years I should note, we've been working hard to enhance our technical skills. We know Appalachia as well as anyone. For many years we've been the most active driller in Pennsylvania and among the most active drillers in the United States based both on number of wells drilled and total footage. But over the past months we geometrically increased our in-house capability in drilling and tracking and producing horizontal Marcellus wells. We hired completion experts including a Vice President of completion technology who has participated in the completion of shale wells all over the world and who before joining Atlas in January 2008 had sat as a consultant on almost every horizontal well drilled in the Marcellus shale. We added production experts including an another Vice President who has led major development efforts in the Barnett Shale and who had pioneered innovative production techniques that are now sustaining our horizontal production and we markably enhanced our capability to drilling horizontal wells. We designed and are awaiting delivery of new drilling resources. We are ready to use heavy mud weight [ph] and tools to maintain hole stability and we are not afraid to land the lateral in the heart of the Marcellus. One of the reasons we become skilled in listening to the horizontal Marcellus well as we drill is another recent addition, the world class drilling manager and drilling engineer and for the last 10 years has focused almost entirely on horizontal drilling here in the United States but also in the Middle East and in South America. After 29 years touring the world with Occidental Petroleum this gentlemen I think has earned the privilege of residing in Pennsylvania where he and

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dozens of other Atlas professionals enable us to take a leading position in horizontal Marcellus drilling and all the while we've been expanding our land staff and improving our seismic resources and further developing our geology, geological I should say, keep it goings [ph]. We're now the leading player in each of the other major eastern shale plays and the Chattanooga Shale in Tennessee and the Antrim Shale in Michigan and the New Albany Shale in Indiana and we've been controlling our debt levels, aided by our unique ability to access private capital through our dominant position in the U.S. indication channels for energy investments through partnerships and that's a unique asset at a time when other companies have been forced by the financial crises to cut back E&P efforts. Rich Weber, our Chief Operating Officer and President will now tell us more about our operational accomplishments and challenges after which Matt Jones will focus on financial matters. Rich?

**Richard D. Weber, President and Chief Operating Officer**

Thank you, Ed. The first quarter of 2009 was indeed an eventful period for Atlas Energy. We surpassed the 100 million cubic feet of net production for the first time in our history driven by strong results from our Marcellus Shale program. We commenced the horizontal drilling program in the Marcellus Shale by successfully drilling and casing eight wells. We turned into line three horizontal Marcellus well with including what looks like is one of the largest wells drilled in a play to-date. We continue to lead the industry vertical Marcellus well results by averaging initial rates of production of approximately 2 million cubic feet per day into a pipeline over 24 hour period. We began marketing our direct, our spring direct investment drilling program and are on our way to raising our goal of $500 million of funds raised in 2009. We entered into a new gathering agreement with lower Laurel Mountain Midstream partners and the Williams Companies, which will ensure Atlas Energy will have access to market as we greatly expand our production from the Marcellus Shale. And finally we agree to merge with our parent company Atlas America in order to strengthen our balance-sheet and redirect more of our cash flow to growing our production and reserves from the Marcellus Shale. As Ed indicated we're very pleased with the initial results from our horizontal Marcellus program. To be able to report a well that IP [ph] 10.1 million cubic feet per day I think for 24 hours into a pipeline and our third well is quite impressive, but I was not surprised. We have quietly built as Ed mentioned one of the most skilled and experienced technical and operating teams in the Marcellus play. Over the past year we've added individuals with significant Shale in completions, drilling, production and reservoir mechanics, that compliment our already deep bench of talent. I think the results speak for themselves.

During 2009 we plan to drill and complete 15 horizontal Marcellus Shale wells and between a 125 and 135 vertical Marcellus Shale wells, all of which will be drilled in either industry joint ventures or through our investment partnerships. Assuming we close our merger in the third quarter. We will also look to drill two additional horizontal Marcellus wells for our own account in the fourth quarter. We currently have six rigs contracted to drill Marcellus Shale wells in Pennsylvania. Two small top drive rigs to drill the first few thousand feet which as in a side we use to efficiently drill and case through close an abandoned coal mines in the area. Three larger rigs drill deeper, the deeper leg of vertical Marcellus wells and one rig capable of drilling horizontal Marcellus wells. In addition, we plan to receive later this month a build for purpose rig through our 50% joint venture with Crown drilling. This rig is an IDM Quiksilver light [ph] double masted quick 1,000 horsepower rig with a hook load capacity of 268 tons. It has the capability of being skidded on well pads and can mobilize in as few as 18 truckloads. Importantly, we worked along IDM and Crown to specifically configure this rig to move in tight confines and low overhanging bridges of Southwestern Pennsylvania. This rig is currently being proudly displayed at the OTC Convention, if anyone on the call happens to be in Houston this week and would like to take a look.

During the first quarter we experienced a 20 to 30% reduction in well costs due to the increasingly competitive oil field service sector, lower steel prices and our own efficiencies. While the rate of decline has slowed somewhat, we expect further cost reductions in the second quarter.

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Our current drilling and completion cost for horizontal and two stage vertical Marcellus wells are 4.5 million and 1.6 million respectively. Note that these current costs are for wells drilled in the deep highly pressured dry gas area of Southwestern Pennsylvania with the top of the Marcellus is between 7800 and 8300 feet. Further, these costs assume a one well pad, however, we will generally be drilling multiple wells to a pad, which significantly increases efficiency.

Assuming we drilled three horizontals and one vertical well per pad, we believe the Marcellus well cost for our area will trend this year to $4 million and $1.3 million for horizontal and vertical wells respectively. As we continue to move up the learning curve, these well cost will decline further. One advantage Atlas continues to enjoy is that our acreage is generally in the dry gas area of the Marcellus Shale and we have access to existing gathering system that is capable of moving large quantity of Marcellus Shale gas today. The existing Atlas system in southwestern Pennsylvania which is owned by our affiliate Atlas Pipeline Partners is capable of moving over 150 million cubic feet per day and is currently moving 75 million cubic feet per day. The system is interconnected to five different interstate pipelines with over 20 different taps and meter stations. Further, the system is being expanded to receive over 200 million cubic feet per day in 2009. We announced about one month ago that Atlas pipeline has formed a joint venture with the Williams Companies that will own and grow its northern Appalachia gathering system. Williams will operate the joint venture which will be known as Laurel Mountain Midstream partners and Atlas Energy has entered into a gas gathering agreement at its Anchor Shipper. The transaction will close this month. Laurel Mountains desire is to be the premier midstream provider to the entire Marcellus play and it has designs to construct a high pressure header system capable of moving large quantities of Marcellus Shale gas in southwestern Pennsylvania. This is great news for Atlas Energy as we plan to enormously expand our Marcellus Shale development over the next few years. We are thrilled to have Williams and Laurel Mountain as our midstream partners and continue to be impressed by their technical capabilities and forward thinking. I am pleased to report that the permitting of Marcellus Shale wells in Pennsylvania has been significantly streamlined thanks to some tireless effort of certain members of Marcellus Shale community, Governor Rendells office and the DEP. Water disposal continues to be a challenge, however Atlas has contracted sufficient water treatment capacity for its consumable needs through 2011. We have made great strides on reused technology and we are working to site several injection wells in our area of operation. For the longer term we're also examining site and water treatment technologies at a new standard for dealing with oil field waste water and I look forward to reporting more on this soon.

In addition to Marcellus wells we plan to round out our drilling program with the 2009 investment programs with at least 50 New Albany Shale wells between 40 and 50 Antrim Shale wells , between 20 and 30 horizontal Chattanooga Shale wells and approximately 30 vertical Tennessee, Monteagle Fort Payne 14 wells. We are very excited about the early returns of our New Albany Shale project in Indiana where we have 284,000 gross acres under our control. Current drilling and completion cost of $850,000 for horizontal New Albany Shale well are significantly under our original estimates and our test indicate that production will meet or exceed tight curve which indicate an average EUR of 1.1BCF and initial rates of production of 300,000 MGF per day. Our central processing plant and CO2 striping plant are complete and we plan to finish our tap and go online in the next week or so. We have now drilled and completed 17 horizontal Chattanooga Shale wells in Tennessee and are very encouraged by our results. Well cost are now approximately $920,000 which again is well below our initial estimates of well cost. Although we're still tweaking our completion designs, average initial rates of production of 300,000 MCF per day or more are realistic with average EURs of 750 million cubic feet per well.

I will now hand the microphone over to Matt Jones, our Chief Financial Officer for our financial report.

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| Atlas Energy Resources LLC | ATN | Q1 2009 Earnings Call | May 7, 2009 |
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**Matthew A. Jones, Chief Financial Officer**

Great, thank you Rich. Good morning everyone. I'll focus my comments this morning on the elements of our business that had a meaningful impact on our operating results for the first quarter and follow that with an overview of capital resources, comment on our hedge position and quickly review our capital budget.

With respect to our results this quarter, record production in natural gas is an indication of what we believe could be a long-term trend and ultimately an accelerating trend primarily caused by our Marcellus Shale development. Continued promising results most recently with our horizontal program causes us to be very excited about what lies ahead for our vast Marcellus acreage position. Increased production this quarter combined with our extensive natural gas hedge portfolio, which allowed us to realize prices far above currently prevailing spot prices greatly mitigated declines in our gross margin generated from natural gas and oil production. Roughly 79% of our production this quarter was hedged at prices that averaged $8.70 per Mcf.

Our production margin this quarter was also enhanced by lower production taxes and marginally lower lease operating expenses. Production taxes in the state of Michigan where we have substantial production were based on a fixed percentage of floating NYMEX prices. The spot NYMEX prices decreasing meaningfully during the quarter, production taxes per Mcf declined to $0.19 this quarter compared to $0.32 in the comparable quarter last year. On our earnings conference call in late February, we offered the possibility that in the first quarter of this year we could generate the highest well construction and completion margin in our company's history.

With the results now recorded, we in fact generated $17 million of gross margin from this portion of our partnership management segment a quarterly record for the company. The magnitude of well construction and management fees that we generate are a function of the amount of capital that we deploy from our partners in the investment programs that we offer. The administration and oversight fees and other source of cash generation from our partnership management business declined somewhat compared to the first quarter of last year. The fees that we generate here are based on the numbers of wells that we drill in our partnership programs and the nature of the wells that we drill.

In the first quarter of 2008, our drilling efforts were more heavily weighted toward shallow drilling locations in our Appalachia region. We since shifted focus towards larger and we believe more efficient drilling locations in the Marcellus Shale into a less extent in the Antrim Shale in Michigan and the New Albany Shale in Indiana. We believe that this movement and focus will create efficiencies across our company. Speaking of efficiencies, according to our recent study produced by research analyst at Bank of America, Merrill Lynch, Atlas Energy ranked among the top six of 32 companies analyzed in terms of full cycle breakeven cost. While we are pleased to be named among the low cost operators in our sector, we believe the great efficiencies could be on the horizon as we focus our efforts on the Shale opportunities that are prevalent throughout much of our 780,000 undeveloped acres.

Moving to some of the specific components of our cost structure, G&A expenses have generally increased over the last year. So, as we have expanded our professional staff associated with the development of the Marcellus Shale ramped up our expansion in the Indiana and Tennessee and increased the scale of our partnerships indication operation. Also in the quarter, G&A included approximately 1.5 million of non-cash stock-compensation expense. As a percentage of revenue, cash G&A came in at roughly 6% of total revenue. We are hopeful that the growth generated from the regions in which we have expanded will reduce our G&A as a percentage sales in future periods. Quarter-to-quarter G&A levels will also be influenced by the level of activity in our partnership management segment.

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Our estimated depletion rate moved higher this quarter compared to the recent past. Interestingly, as we added PUD reserves resulting from our Marcellus success, our depletion rate per unit of production has moved higher. The reason for this is that presumed capital cost associated with the development of PUD locations is included in our depletable asset base while no production has been generated from the PUD locations. As we drilled up these locations additional units of production will be added to the depletion rate calculation. Also our current depletable cost basis included historical cost associated with well drilling activity. As Rich addressed, we're seeing and our experiencing lower cost associated with our well drilling efforts. Cash interest expense this quarter came in at 12.3 million compared to approximately 13 million in the fourth quarter of 2008. The decreased resulted substantially, from substantially lower LIBOR levels during the first quarter. Our revolving credit facility borrowing costs are based of LIBOR pricing.

Moving to our balance sheet and capital resources, we ended the quarter with about 938 million in debt, which represents an increased of roughly 70 million since the fourth quarter of 2008. The increased in debt relates primarily to a $66 million reduction in drilling obligations associated with our partnership programs, $57 million of capital expenses during the quarter, a $40 million of cash distributions paid during the quarter. These costs were offset to a degree by internally generated cash from operations. When we provided an estimate of our 2009 capital budget earlier this year, we estimated that the first quarter would represent our heaviest capital used period of the year. In fact, relative to the estimates the first quarter CapEx budget came in basically on plan and we continue to believe that our CapEx spending for the year will approximate a 170 to a $175 million.

Based on our forecasting for the remainder of this year and with the suspension of our distribution based on the recently announced proposed merger, we estimate that we'll have sufficient internally generated cash to fund our operations and capital budget. During the quarter, our borrowing base facility was adjusted to 650 million and we ended the quarter with about 538 million drawn under the facility leaving about a $112 million of availability pro forma for the borrowing base adjustment at quarter end. We're focused on identifying opportunities to reduce our revolver borrowings over the coming months.

Earlier this week we elected to monetize the vast majority of our 2011, 2012 and '013 hedge positions. With a $28.5 million in cash gains used to reduce debt, we simultaneously re-hedged substantially similar volumes at currently prevailing forward prices. With this action taken and with certain other cash flows coming into the business, we expect events under our borrowing base to be below $500 million in the near term.

With a focus on funding our capital budget and other operating requirements with internally generated cash and based on our current forecast where distributions are suspended, we anticipate that future advances under our revolver will be used to fund short-term working capital requirements associated with our cash operating cycle and that we'll have an opportunity to reduce borrowings with free cash flow generated with respect to long term, the long term position.

With respect to our hedge positions we provided a schedule of those positions in our press release. You'll notice that the substantial hedge positions through 2010 are in place with average prices that remain well above forward current pricing. Because of this and even after monetizing '011 through '013 hedges, we estimate that the current mark-to-market values in these positions range from 140 to $150 million.

In summary, our first quarter 2009 results were essentially consistent with our forecasted expectations. Record production highlights our continued success in developing our Marcellus position and we remain focused on preserving and enhancing liquidity and capital flexibility which will allow us to fully exploit our reserve and production potential in expedited form. That concludes my remarks and I will return the call to our CEO, Ed Cohen.

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Atlas Energy Resources LLC | ATN | Q1 2009 Earnings Call | May 7, 2009
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**Edward E. Cohen, Chairman and Chief Executive Officer**

Thank you and I think we are now ready for questions.

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Atlas Energy Resources LLC *Company▲* | ATN *Ticker▲* | Q1 2009 Earnings Call *Event Type▲* | May 7, 2009 *Date▲*

## QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Your first question comes from the line of Michael Hall [Stifel Nicolaus]. You may proceed.

**<Q – Michael Hall>:** Thanks, great update guys.

**<A>:** Thank you, Michael.

**<Q – Michael Hall>:** Real quick, Rich, can you talk about the county, system horizontals [ph] have been drilling and maybe your plans for other counties on the go-forward horizontals?

**<A>:** Of the eight wells that we have drilled and cased, all but two are in Washington County and the other two are in Greene County. I would say that in the three that are producing are in Washington County. As we mentioned at least a couple of quarters ago we had intended to begin our program in Washington County where the Shale is a little bit shallower. We perceived that the drilling was easier. We don't have quite the reservoir pressures there but we just felt that was the right place to start and we're going to be moving much more aggressively into really what is the core of our acreage which is in the dry gas area of the Marcellus Shale, in South Western Pennsylvania. We should be Fayette County, Greene County and parts of West Morlen [ph] County, and Eastern Washington.

**<Q – Michael Hall>:** And as I understand that those counties are a bit more highly pressured or should bore well for productivity all is equal is there any concerns as to fall thing or anything along those lines, or do you guys have 3D in the acreage there?

**<A>:** Well of the eight wells that we've drilled we didn't have any issues with any geo hazards if you will. We, through our team, which is just done a tremendous amount of work over the last couple of years we pretty much mapped the structure on our acreage and we are not concerned that we'll be inhabited by geo-hazards.

**<Q – Michael Hall>:** Okay. And then, let see kind of think about the year you talked about still at the 170 to $175 million CapEx, is the 10% production consistent with the prior commentary still expected?

**<A>:** I think, I think it's still reasonable.

**<Q – Michael Hall>:** Okay, very good. And then are you guys just still or do you plan on doing any more leasing with once you kind of have more capital availability under the new merged entity?

**<A>:** We are still leasing, you know.

**<Q – Michael Hall>:** In the Marcellus or is that...?

**<A>:** No in the Marcellus primarily. We still are adding some acreage to add to our strategic positions in Michigan and Indiana and Tennessee, but most, the vast majority of our budget is like 95% is focused on the Marcellus. As we've mentioned in prior calls, our current strategy is to really upgrade consolidate but really hold serve if you well in terms of our total acreage position. And Michael, one thing you should notice is, it's one thing to talk about acreage but one, the way we're really managing the Company is drilling opportunities.

**<Q – Michael Hall>:** Okay.

**<A>:** And that's how our people are incented and that's what we focus on is creating a maximum amount of drilling opportunities. This being said, when we complete our merger with Atlas America,

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Atlas Energy Resources LLC | ATN | Q1 2009 Earnings Call | May 7, 2009
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we're going to have a much stronger balance sheet. Obviously, we're now able to redirect our cash flow into the development of Marcellus and it is possible that we could start to grow our lease position but we are very, very mindful to maintain prudent debt levels.

**<Q – Michael Hall>:** Okay, great. Just couple more then I'll turn it over. Just trying to get a feel for maybe the schedule, the next wave of completions kind of how to think about next updates, things along those lines?

**<A>:** Well, we, our next frac will be in about the two weeks. It is in the Green County in the Eastern and over pressured area of Green County. We're looking forward to that and as Ed mentioned, we do intend to complete the five wells that we drilled and cased in the next 120 days. So, we have a busy schedule.

**<Q – Michael Hall>:** Okay. And then last one just on drilling partnership revenues, just trying to get a better feel for maybe expectations on the quarter ahead. I mean, is it kind of a 10% year-on-year growth or 20%, what's kind of expectation there?

**<A>:** It's very hard to make that kind of prediction, Michael.

**<Q – Michael Hall>:** Yeah.

**<A>:** This is a – I'm always embarrassed in no matter how high I've set the expected rate of growth, it has continued to accelerate. So, you got to look at the past five years. Our cumulative annual growth rate has been 42.5% or something very close to that. Obviously, we can't continue to grow at those indefinitely or else we will have all the money that's ever been printed or conceived of even by green [ph] span in our coffers. Right now, we are finishing in effect a self registration, which has, how much left already?

**<A>:** There is 398 million in the registration but we're on the street now.

**<A>:** So that -that we know we can, we can handle. Beyond that we'll have to consider whether to proceed with a further registration for use of other aspects but the demand for these programs has really been very, very strong and very satisfying to us. We try to understand why the demand has accelerated so much some people say its because investors are so skittish about other investments, where there are downside possibilities. Others feel that recent publicities made it clear that this is such a good approach from a tax point of view, that there is even been some discussion as to the future, after 2001 on such investments and that maybe stimulating aspects. But we really do – I think that we're in the same position that we've been in the past years, its really a question of how much money we can use rather than how much money is available to us.

**<Q – Michael Hall>:** Okay and recently I heard either the Senate or House was thinking of including the IDC repeal and the either the budget resolution, have you guys have any color on those lines or any comments on that?

**<A>:** Yeah, yeah we had the same impression that after the trial bloom [ph] was released our position seems to been so strong.

**<Q – Michael Hall>:** Yeah.

**<A>:** That people are backing off. But we're still working aggressively to make sure that as far as we can Congress is aware of just how deleterious such a development we dig. But as I said in the short-term in 2009 and 2010 it certainly should be very helpful to the sale of our programs.

**<Q – Michael Hall>:** Okay, great. Appreciate you guys.

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**<A>:** Thank you Michael.

Operator: And our next question comes from the line of Scott [indiscernible] from RBC Capital Markets. You may proceed.

**<Q>:** Thanks, good morning.

**<A>:** Good morning Scott.

**<Q>:** On those Marcellus wells that you've drilled and do eight of them done [ph]. Can you talk about how long it's been taken to drill those wells and what the improvement is and going forward? I mean are you taking like a spudded well that kind of drilled the vertical portion of it and then bring in the bigger rig to drill it horizontally or how are you approaching that?

**<A>:** That's exactly right Scott. This is something that we really pioneered. Where we drill they're often one or even two closed coal mines. And it's very difficult to drill and case through those mines which is acquired with a large heavy rig. So we use a smaller rig to spud and top hole maybe down to 4 or 5,000 feet. In the case of horizontal begin to build the curve and then we bring in bigger rig on to drill the well. For our last well, which quite frankly, it was the best performance and I give a lot of credit to our drilling team led by Tommy Thomson and Tom Lockland [ph]. We run the vertical portion of the well for five days and on the lateral which was a 3,000 foot lateral for 11 days. So, excuse me 13 days. So for a total drilling days of 18 days. I think we can get significantly better than that but I think that is an outstanding effort so early in our program.

**<Q>:** And so, it is build for purpose rig you started the same concept where you take spud and then bring that in.

**<A>:** Yes, yes.

**<Q>:** Okay.

**<A>:** But, with this build for purpose rig quite frankly holding everything else constant. We are going to get much better performance on the lateral side of it.

**<Q>:** Okay, so horizontally you haven't run into any kind of difficulties drilling at the Marcellus, is that fair to say?

**<A>:** Well, with our eight wells that we currently have drilled and cased all are landed in the Marcellus I would tell you that and knock on wood we have not had issues. I think our guys have really spent a lot of time researching and thinking about this and I think it's a heck of a record.

**<Q>:** Okay and just to clarify of whether it's vertical or horizontal well that you all have drilled, I mean you are really not seeing any kind of butane or propane in some of their core acreage in kind of the fair ramp [ph] could you say was this about 225 and 200,000 you have in the fair.

**<A>:** Well, Scott we've delineated about 200 and our acreage in southwestern Pennsylvania is about is 274,000 acre and most of it has been delineated by our drilling and the vast majority and I am going to say 90% plus is in the dry gas area which is 97% methane on average, very, very high quality gas. The wells that we did drill in Washington County area are in the wet gas area. And so, we are seeing higher Btu levels and which will include butane and propane and other heavies.

**<Q>:** Okay, I appreciate. Thanks guys.

**<A>:** Thank you.

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Operator: And your next question comes from the line of Wayne Cooperman [ph] from Cobalt Capital [ph]. You may proceed.

**<Q>:** Hey, guys I got a new job. I got a new job. This I'm not a geological engineer but what's the big difference between a horizontal well when you do 2.5 versus 10. Is it just geography or is there, I mean are you guys doing something differently and therefore the 10 is a better estimation of what you'll get than the 2.5?

**<A>:** Well, well Wayne, I'll say that there is definitely a learning curve. We're the first ones to tell people that there's a learning curve as we get into this play. We definitely tweaked our completion and how we perforated these wells, where we landed the well from that first well we drilled versus the last one and I think that has a lot to do with the kind of performance we had. Geology is also important. This third well was on a different lease and we can't discount that as well but we think that, we think the Marcellus is a very large resource and we're optimistic on the kind of results we're going to get. I don't think that this third well is an anomaly, put it that way.

**<Q>:** You got a couple more, I mean do you have data that would support that?

**<A>:** Our expectation is for excellent, excellent results in the forthcoming wells. The anomaly, I think most of the people who've worked extensively in the area would say is that a company could obtain such a fantastic result on only it's third horizontal well. We really know of only one horizontal well that's been drilled in the Marcellus, which substantially exceeded our third well. And so, I can't overestimate the guarded joy and satisfaction that our staff had because theoretically all these elements that we had put into play. The improvement in quality of drilling the research, we've done the resources, we brought to this, should have resulted early on in this stupendous result but to actually get it was quite satisfying. So, we're quite optimistic about the future results and we intent to keep the world [ph] fully informed as we go forward, as we run with the vertical.

**<Q>:** Let me ask another question, its probably a little strange given what's going on that you're recombining the company and making it simpler. But have you guys thought about you know separating the Marcellus and the growth capital intensive business from the fund raising in the Michigan and some of the other businesses that really don't need capital throw off a lot of cash, I know a great annuity like businesses.

**<A>:** Well of course we had suggested to us by the guys from Covert [ph], I am joking Wayne. It's been suggested to us previously and we never put out of our head but we're so busy really with this explosive increase and with the effort to simply. But right now we just want to exploit the Marcellus and really do our basic work and make it as simple and transparent as possible for investors to understand just how exceptional situation we have. I won't rollout something like that for the future but it's probably more in the distant rather than your future.

**<Q>:** Got it. Thanks a lot.

Operator: And your next question comes from the line of Ray Deacon from Pritchard Capital. You may proceed.

**<Q – Ray Deacon>:** Yeah, hey Rich, I was just wondering. Have you gotten into looking in 2010 and what the, what the mix between vertical and horizontal maybe, I guess any preliminary thoughts on internal rate of return of the vertical versus the horizontals?

**<A – Richard Weber>:** Well, we still intend to maintain a fairly robust vertical program in 2010 but the mix is going to be increasingly horizontal as we move forward. These vertical wells when you have initial rates of production in the 2 million a day area and our average well and I say average is for a vertical is making somewhere in the neighborhood of 60 million over the first two months. We're getting very good rates of return. Now it may be a little bit earlier for us to be commenting on

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the internal rates of return of horizontal wells given that we're still very early in our program. But our model suggests that the internal rates of return on horizontals are even better.

**<Q – Ray Deacon>:** Okay, got it. And can you just talk a little bit about what you see as the infrastructure needs to get the Marcellus moving forward from I guess just from your view point. I mean I look at Atlas [ph] trading at an 18% yield and I assume there is few that, there is just not much capital out there for the midstream? So would it if the goal to build both gathering and liquids processing at the new Williams joint venture or is it strictly gathering?

**<A>:** Well I don't think, I wouldn't want to limit what our partner Laurel Mountain Midstream may expand into. And as I mentioned in my remarks it's been managed by our friends at Williams. Williams is one of the largest midstream providers in the country. We believe that Williams has more than enough capital to build out a premier midstream situation in the Marcellus Shale. Atlas Pipeline has an option to, more than an option its 49% interest but Williams in the backing of its strong capital position we don't want to do view that as an issue. I will say that its my perception and its probably better question to ask at folks at Williams but my perception is that the real focus right now on Laurel Mountain Midstream is to build out a high pressure header system in the dry gas area.

**<Q – Ray Deacon>:** Okay thank you.

Operator: [Operator Instructions]. Your next question comes from the line of Michael Hall of Stifel Nicholaus. You may proceed.

**<Q – Michael Hall>:** Yeah, thanks for the follow up, I was just curious on some kind of more housekeeping items, okay. Can you provide any clarity on the $7 million credit from Class A units in the quarter?

**<A>:** Yeah, there was actually that's a charge as opposed to credit, is a result of the proposed merger it is not likely in fact will not occur Atlas America, will not receive the incentive distributions or management incentive interest then that accrued to its interest over the last five, four, five, six quarters, so accountants require us therefore to recognize that, that payment won't be made and so the MIIs, the accrued management Incentive Interest are eliminated and that's why you see the effectively the credit I guess from Atlas Energy's point of view on the income statements this quarter.

**<Q – Michael Hall>:** Okay, that's helpful thanks and as to cash monetization may be if I scrapped through this the detail a little more I getting the answer but was there any bias to restructuring towards collars versus swaps in the out years, any comments there?

**<A>:** We, I think I understand this [indiscernible]. I suppose the nature of the question is that we like you perhaps are optimistic that prices will move forward in the future periods.

**<Q – Michael Hall>:** Yeah.

**<A>:** We ultimately rehedged basically an identical form of our existing hedges and we replaced swaps with swaps.

**<Q – Michael Hall>:** Okay.

**<A>:** And we replaced collars with collars. We may, as we add to our hedge positions moving forward and because we're optimistic as I think you evidently are Michael. We may gravitate a little bit more towards the collar strategy but for this event we've decided to leave the proportionality positions in place that we've had before.

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**<Q – Michael Hall>:** Great, that's helpful, thanks. And then one last one, Rich, can you talk about completion design on that 10 million a day well, how long the lateral was, how many frac stages things along those lines?

**<A – Richard Weber>:** The effective lateral, the total lateral is about 3700 feet but the effective lateral, that being said, the lateral where you had 90 degrees in the Shale.

**<Q – Michael Hall>:** Yeah.

**<A>:** Was about 3400 feet and we fraced 8 different stages in that well.

**<Q – Michael Hall>:** Okay, great. Okay, nice result, thanks guys.

**<A>:** Thank you.

Operator: And your next question comes from the line of Eric Calamaris [ph] of Wachovia. You may proceed.

**<Q>:** Hi guys, good morning.

**<A>:** How are you?

**<Q>:** Quick question on the, I guess, the significant changes in the bond yields really over the past week and half as relates to the potential merger. Any thoughts there in determining out revolver and what your appetite might be for that?

**<A>:** Yeah, Eric, I think we're encouraged obviously by the increase in value of our bonds. We think that there's still more room to go there and we think they're still undervalued relative to what we believe to be the true value of debt position in our company. We'll evaluate alternatives as we move forward as I say I think that we believe that they remain undervalued. And we would like to see the value improve to levels that we think are commensurate with the true value. So we'll continue to watch that and evaluate that and make decisions going forward based on what we see in the market.

**<Q>:** Okay, great. Now I can certainly appreciate and agree on all counts. If I can broaden the question up a little bit more. Does the transaction need to close in order for you to think about that or is it more function just in terms of absolute rate?

**<A>:** Does not I think that if we at Atlas Energy chose to undertake an offering of debt securities for example, I think that was your question. We would simply need to gain concurrence that we know would not be unreasonably withheld from Atlas America's board. But we think if that ultimately is the appropriate decision to make to the business that we'll be able to carry forward that production.

**<Q>:** Okay, great. One other quick question. Given the kind of the slow book of the LIBOR curve any thoughts as to bring on some additional interest rates swaps to protect some of the floating debt?

**<A>:** Yes, we are considering that, evaluating that. And while the curve is fairly steep. The current rates are quite low one year – one month LIBOR is quite low. Historically, you go out a year to with LIBOR rates, rates again increase slope upwardly if you will over the next couple of years we still think that they are quite attractive and we are evaluating the opportunity to walk in what are perhaps to your LIBOR even carry it a little bit further out than that to hedge some of our floating rate position now.

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**<Q>:** Hey, great, thanks Matt. And I guess one last question is kind of the broader question, can anyone comment on to the potential or the timing of the Pennsylvania severance tax issue and what the next steps for that are?

**<A>:** Well, first of all, the governor has made a proposal more of a tribunal I would say and it's not been received well by the Senate in Pennsylvania. I think it's very, very unlikely that we will see a severance tax in Pennsylvania this year. In future years, I can't say, and we would expect because there's been a great effort made to educate the administration officials in Harrisburg, the Pennsylvania state capital. We would expect that if there was a severance tax it might follow similar taxes in Pennsylvania, for example the bank capital tax which is fairly heavy but was accompanied by the banks paying relieve to the corporate income tax. So, that the reason that the proposal was untenable as in its original form is companies like ours are already heavily taxed in Pennsylvania. We expect that the total effect of any taxation would probably be somewhat equitable in that if companies who are really booming. They would pay more taxes if companies were in the kind of the kinds of climate that we're experiencing now, they would pay less taxes, that's been the model in Pennsylvania. So, the present situation probably will eventually change but we don't think it will be very deleterious the company like ours.

**<Q>:** Great, thanks. That's all I have.

Operator: And your next question comes from the line of Eric Seeve of GoldenTree. You may proceed.

**<Q – Eric Seeve>:** Hi, I was hoping you guys could provide a little bit more color with respect to your 2009 capital program. I know you round off the number of wells you expect to drill in each area but I was wondering if you could maybe talk in terms of reiterating what your 2009 budget is and what the breakdown by area is and also to the extend you can provide anymore color on for the wells you planned to drill in each area, for those areas are those for your own account or partnership wells?

**<A>:** Eric, let me give you general breakdown. Our budget moving forward the remaining quarters of this year. We again for the totality you'll expect CapEx to come in at you know roughly 170 to $175 million, of which we spend the first quarter of about 57 million give or take of the remainder of the budget for the year obviously we expect the great proportion you know the greatest percentage of the budget to be dedicated to well drilling and we expect again of the remaining budget call it $120 million or so. Roughly $100 million or so of that budget is going to be associated with well drilling activity and as far as leasing activity is concerned that makes up another call it 8 or 9 million of the remaining budget and then over above that we have some odds and end in here including some corporate CapEx, some capitalized interest and some other things but the great majority of the budget forward is associated with well drilling activity anticipated well drilling activity and leasing activity although leasing activity, we anticipate and have scheduled and budgeted to decline pretty meaningfully from the recent past to give you an example in the first quarter we spent $10 million plus on leasing as Richard said the vast majority of that was spend in continuing with the lease up, what we deem to be very valuable acreage and with the Marcellus Shale opportunity.

**<Q – Eric Seeve>:** Great and can you give a little clarity on the breakdown of the budget by geographical area?

**<A>:** Well, I think I tried to do it in the call, you know on a go forward basis until we merge the company all of our drilling is going to be done really through our drilling partnerships, right so your know as we talked about how many wells we're going to be drilling and I don't have the dollars right in front of me but, roughly a 125 to 135 vertical wells in the Marcellus, 15 horizontal wells in the Marcellus, we talked about 50 plus wells in the New Albany and we talked about 40 to 50 wells in the Antrim, 20 to 30 wells in the Chattanooga and about 30 wells in the vertical Monteagle Fort

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Payne formations in Tennessee. I would say and I don't have these figures exactly in front of me but you're talking about 75% of our dollar spend in our drilling programs will be in the Marcellus.

**<Q – Eric Seeve>:** And are you, are all those wells except the horizontal Marcellus wells partnership wells or they're all partnership wells?

**<A>:** Can you repeat that question again?

**<Q – Eric Seeve>:** I'm just trying to understand of the different areas, which are partnership wells as those wells being drilled solely for your account?

**<A>:** Yes, we are drilling every well through our programs on a go forward basis. When we merge the company, however, as I mentioned, we're really going to transition our horizontal Marcellus program to primarily a company owned or for the company's account, the Marcellus horizontal.

**<Q – Eric Seeve>:** Okay. Thank you for that. My last question on this topic is just trying to get a rough sense, I know you don't have the specific dollar of range but just on the ballpark basis, what proportion of your total budget is Marcellus, both horizontal and vertical?

**<A>:** As I said of our, of the remaining 100 million or so that is going to be earmarked for, and I'm talking about for the remainder of the year, earmarked for drilling and really that's our investment in our investment partnerships, roughly 75% or maybe a little higher than that will be earmarked to Marcellus.

**<Q – Eric Seeve>:** Okay. Thanks very much.

**<A>:** Thank you. Sorry if I made you repeat those questions.

Operator: And you have no further questions at this time. I would now like to turn the call over to Ed Cohen for closing remarks.

**Edward E. Cohen, Chairman and Chief Executive Officer**

It seems we've been having conference calls on a very rapid and continuing basis. I hope that the news will continue to be so excellent and come in such profusion in the future as it has in the recent past that we'll be back to you very soon. But thank you for participating in all these calls. Bye, bye.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a good day.

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